ARTICLES OF AMENDMENT TO
                         ARTICLES OF INCORPORATION
                                    OF
                           U. S. TRUCKING, INC.
                         (SERIES C PREFERRED STOCK)

     Pursuant to the requirements of Section 7-106-102 of the Colorado Business Corporation Act, the undersigned Corporation submits the following Articles of Amendment to Articles of Incorporation.

     FIRST:   The name of the Corporation is U. S. Trucking, Inc.

     SECOND:   The Articles of Incorporation of the Corporation are hereby amended as follows:

     "There is hereby established a series of Preferred Stock of the Corporation designated "Series C Preferred Stock." The number of shares of this series of Preferred Stock shall be 50,000 shares. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of this series of Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

     Section 1. Voting Rights. Except as otherwise expressly provided herein or by law, the holders of shares of Series C Preferred Stock shall be entitled to vote on all matters and shall be entitled to one hundred votes for each share of Series C Preferred Stock held by such holder, such number of votes to be appropriately adjusted in the event of any split, reverse split or dividend of the common stock. Except as otherwise expressly provided herein or as expressly required by law, the holders of shares of Series C Preferred Stock and common stock shall vote together as a single class on all matters.

     Section 2. Liquidation. The holders of shares of the Series C Preferred Stock are not entitled to any liquidation rights.

     Section 3. Dividend Provisions. The holders of shares of the Series C Preferred Stock are not entitled to receive any dividends.

     Section 4. Notices. Any notice required to be given to holders of shares of Series C Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the Corporation, or upon personal delivery at the aforementioned address."

     Section 5. Amendment. The terms of the Series C Preferred Stock shall not be amended without the consent of the holders of not less than a majority of the outstanding Series C Preferred Stock.

     THIRD:   Such Amendment was duly adopted by the Board of Directors of the
Corporation on the 5th day of May 1999.

     IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Articles of Amendment to the Articles of Incorporation to be signed by a duly authorized officer and duly attested by another such officer, to be hereunto affixed this 5th day of May 1999.

                                 U. S. TRUCKING, INC.

                                 By:/s/ Danny Pixler
                                    Danny Pixler, President

ATTEST:

/s/ Marion W. Huff
Secretary